EXHIBIT 99.1

Educational Development Corporation Announces Quarterly Dividend and Appointment of New Board Member

TULSA, Okla., May 25, 2011 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today announced their quarterly cash dividend and the appointment of a new Board of Directors member.

The Board of Directors has authorized a $0.12 per share cash dividend. The dividend will be paid on June 17, 2011 to shareholders of record June 10, 2011.

Kara Gae Neal has been appointed to the Board of Directors, effective May 20, 2011. Dr. Neal is the Superintendent and CEO of Tulsa Technology Center.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT:  Educational Development Corporation
          Randall White
          (918) 622-4522